Exhibit 99

TRIBUNE UPDATES NEWSDAY, HOY CIRCULATION FIGURES

Cost to Settle Advertiser Claims Will Increase By Additional $45 to $60 Million;
Charge to be Taken in Third Quarter

CHICAGO, Sept. 10, 2004—Tribune Publishing, a division of Tribune Company (NYSE:TRB), today announced additional revisions to the circulation figures of Newsday and Hoy, New York, for the 12-month period ending Sept. 30, 2003, and the six-month period ended March 31, 2004.

The updated circulation figures are being announced in advance of the release of the Audit Bureau of Circulations’ (ABC) final audit report for Newsday for the 12-month period ended Sept. 30, 2003, which is expected in mid-October, in order to provide advertisers and the public with the most accurate information possible. The ABC audit for the six-month period ended March 31, 2004 is expected to be completed and released by mid-November.

Based on information gathered from ABC’s ongoing audit and Tribune’s internal investigation at Newsday:

o	For the 12-month period ending Sept. 30, 2003, daily circulation is expected to be between 480,000 and 490,000, and Sunday circulation is expected to be between 570,000 and 580,000.

o	For the six-month period ending March 31, 2004, daily circulation is expected to be between 480,000 and 490,000, and Sunday circulation is expected to be between 540,000 and 550,000.

o	For the 12-month period ending Sept. 30, 2004, daily and Sunday circulation is expected, due to seasonal fluctuations, to be somewhat below the March 2004 range.

Based on information gathered during Tribune’s internal investigation at Hoy, New York:

o	For the 12-month period ending Sept. 30, 2003, daily circulation is expected to be between 45,000 and 55,000. The ABC audit for this period is expected to be completed and released no later than November 1.

o	For the six-month period ending March 31, 2004, daily circulation is expected to be between 40,000 and 50,000. The ABC audit for this period is expected to be completed and released by mid-November.

To facilitate ABC’s focus on Hoy, New York, the Chicago and Los Angeles editions of Hoy will withdraw their reported circulation figures for the six-month period ending March 31, 2004; both newspapers are in a start-up phase. “The ABC audit and our internal investigation at Newsday and Hoy, New York revealed a range of issues affecting circulation, including poor documentation, records mismanagement and programs that deliberately violated ABC regulations and Tribune policies,” said Jack Fuller, president of Tribune Publishing. “Since these discoveries, the publishers of both newspapers have left the company, we have changed the circulation management at both newspapers and implemented tougher circulation controls. In addition, the publisher, chief financial officer and vice president of circulation at all of our newspapers must now certify to Tribune on a quarterly basis as to the accuracy of their newspaper’s circulation and that ABC guidelines and Tribune policies have been followed. Finally, we will be working closely with ABC to make sure the circulation practices and procedures at Newsday and Hoy comply with ABC regulations.”

In the second quarter of 2004, Tribune recorded a pretax charge of $35 million as its estimate of the cost of settling advertiser claims related to reduced circulation at Newsday and Hoy, New York, based on the information available at the time. In the third quarter, the Company expects to record an additional pretax charge of between $45 and $60 million due to the additional circulation reductions outlined above and misstatements that impact the 12-month period ending Sept. 30, 2002 that were identified by a Tribune internal audit. ABC is still in the process of reviewing their audits of the Sept. 2002 period. The Company will continue to evaluate the adequacy of the reserve as ABC audits of Newsday and Hoy, New York are completed and negotiations with their advertisers continue.

Tribune Company will announce third quarter 2004 earnings on Thursday, October 28, before the market opens. A conference call to discuss the results will be held that day at 8 a.m. CT (9 a.m. ET, 6 a.m. PT).

Newsday and Hoy, New York, have been cooperating with ABC on an extensive audit of both newspapers’ circulation figures. A Tribune Company internal audit is ongoing at Newsday and Hoy, New York. As previously announced, Tribune’s audit staff is also verifying the accuracy of the circulation figures at each of the Company’s other newspapers.

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. Such comments and statements should be understood in the context of Tribune’s publicly available reports filed with the SEC, including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the Company’s business. Information regarding circulation numbers and pretax charges relating to settlement with Newsday and Hoy, New York, advertisers is based on facts currently available and is subject to completion of ABC audits and Tribune internal investigations and to negotiations with advertisers. Any of these factors could cause actual future performance to differ materially from current expectations. Tribune Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the Securities and Exchange Commission through a Form 8-K.

###

Tribune Publishing is the leading U.S. major-market newspaper group, with the third-largest total circulation. The company operates 14 daily newspapers: Los Angeles Times; Chicago Tribune; Newsday (Long Island, N.Y.); The Sun (Baltimore); South Florida Sun-Sentinel; Orlando Sentinel; Hartford Courant; The Morning Call (Allentown, Pa.); Daily Press (Newport News, Va.); The Advocate (Stamford, Conn.); Greenwich Time (Greenwich, Conn.); and Hoy, a Spanish-language newspaper published in New York, Los Angeles and Chicago. Additional newspapers for Hispanic consumers, each published weekly, are El Sentinel in Orlando and el Sentinel in South Florida. Tribune Publishing includes Tribune Media Services, a leading provider of entertainment listings and content syndication to print and electronic media; Tribune Interactive, a top source of online news and information; and CLTV, the Chicago region’s only 24-hour cable news channel. Investments include CareerBuilder (33% owned), Classified Ventures (29%) and CrossMedia Services (33%).

Media Contact: Gary Weitman VP/Corporate Communications 312/222-3394 gweitman@tribune.com	Investor Contact: Ruthellyn Musil SVP/Corporate Relations 312/222-3787 rmusil@tribune.com